Exhibit 99.1
CARMIKE CINEMAS ANNOUNCES NOTICE FROM NASDAQ
REGARDING DELAYED FORM 10-Q FILING
COLUMBUS, GA — August 16, 2006 — Carmike Cinemas, Inc. (NASDAQ: CKEC) announced today that on August 14, 2006 it received a notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) indicating that Nasdaq had not received Carmike’s Form 10-Q for the quarter ended June 30, 2006, as required by Marketplace Rule 4310(c)(14). As a result, the Nasdaq Listing Qualifications Panel (the “Panel”) will consider the matter in rendering a determination of Carmike’s continued listing on Nasdaq. As announced on July 31, 2006, the Panel has agreed to extend the deadline for filing Carmike’s Form 10-Q for the quarter ended March 31, 2006 until August 22, 2006, and if Carmike meets this deadline, the Panel indicated that it would consider a brief extension of time in which to file the Form 10-Q for the quarter ended June 30, 2006. While Carmike hopes to satisfy all terms of the Panel’s decision and thereby maintain its Nasdaq listing, it can provide no assurances that it will ultimately be able to do so.
About Carmike Cinemas
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 297 theatres and 2,454 screens in 37 states, as of March 31, 2006. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.
This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. Examples of forward-looking statements in this press release include Carmike’s expectations with regard to filing its periodic reports with the Securities and Exchange Commission and continued listing with the Nasdaq Global Market. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:
•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to maintain our Nasdaq listing;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2005 under the caption “Risk Factors.”
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Company Contact:
Investor Relations
203/682-8211